News Release

COMPANY CONTACT:
Bob Powers
Vice President Investor Relations
215.553.8323

CHECKPOINT SYSTEMS, INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2010 RESULTS

2011 Guidance Provided

Philadelphia, Pennsylvania, February 22, 2011 – Checkpoint Systems, Inc. (NYSE: CKP) today reported financial results for the fourth quarter and full year ended December 26, 2010.

Net revenues for the fourth quarter of 2010 were $235.5 million compared to net revenues for the fourth quarter of 2009 of $237.8 million.  Net earnings attributable to Checkpoint Systems, Inc. for the fourth quarter of 2010 were $7.7 million, or $0.19 per diluted share, compared to net earnings attributable to Checkpoint Systems, Inc. for the fourth quarter of 2009 of $18.6 million, or $0.47 per diluted share.  Non-GAAP net earnings attributable to Checkpoint Systems, Inc. for the fourth quarter of 2010 excluding restructuring expenses and pre-acquisition reserve adjustments were $14.5 million, or $0.36 per diluted share.  Non-GAAP net earnings attributable to Checkpoint Systems, Inc. for the fourth quarter of 2009 were $23.4 million, or $0.59 per diluted share.  (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

Net revenues for the year 2010 were $834.5 million compared to net revenues for the year 2009 of $772.7 million.  Net earnings attributable to Checkpoint Systems, Inc. for the year 2010 were $27.4 million, or $0.68 per diluted share, compared to net earnings attributable to Checkpoint Systems, Inc. for the year 2009 of $26.1 million, or $0.66 per diluted share.  Non-GAAP net earnings attributable to Checkpoint Systems, Inc. for the year 2010 excluding restructuring expenses, the impact of a change in valuation allowances, and pre-acquisition reserve adjustments were $40.4 million, or $1.00 per diluted share.  Non-GAAP net earnings attributable to Checkpoint Systems, Inc. for the year 2009 were $36.3 million, or $0.92 per diluted share.  (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

“For the fourth quarter 2010, our revenues were effectively unchanged from last year,” said Rob van der Merwe, Chairman, President and Chief Executive Officer of Checkpoint Systems. “We continued to realize excellent organic revenue in our Alpha® and CheckView® businesses. Apparel Labeling Solutions increased nicely from last quarter as we started to experience top-line synergies from Brilliant Label.  And the EAS systems business, although still below last year, continues to narrow the gap from comparable period revenues.  However, our EAS consumables business, which had been very strong during the first half of the year, slowed as expected due to the completion of a significant Hard Tag @ Source™ program in the third quarter.  We believe this business will be back on track by early 2011.”

Mr. van der Merwe continued, “Gross profit margin for the quarter declined, principally due to the impact of the reduced Hard Tag @ Source business and to a lesser degree start-up costs associated with some of our recent product introductions.

“For the year just concluded we moved forward on many fronts to better position the Company for the future,” said van der Merwe.  “We continued to leverage our innovative capabilities, introducing new products and solutions; we completed the integration of sales and operations at Brilliant Label and thus established a more product and geographically diverse business; we strengthened our balance sheet as we restructured our credit facility; we are meeting our aggressive internal timetable to move to a common ERP platform; and we commenced a broad-based SG&A restructuring plan.”

van der Merwe concluded, “I am confident that the progress we made in 2010, our recently announced definitive agreement to acquire Shore to Shore and our continuing focus on the converging fields of shrink management, merchandise visibility and apparel labeling will provide a solid foundation for future growth.”

Selected analysis and discussion for the fourth quarter of 2010:

•
Net revenues decreased 0.9%.  Foreign currency effects resulted in a 1.8% net revenues decline driven principally by the strengthened dollar versus the euro. This decrease was partially offset by organic growth of 0.9%, driven by the Apparel Labeling Solutions segment and to a lesser degree the Shrink Management Solutions segment, notably the CheckView® and Alpha High Theft Solutions® businesses.

•	Gross profit margin was 39.7% compared to 43.1% for the fourth quarter of 2009. The decrease was principally due to lower gross margins in the EAS consumables businesses.

•
GAAP operating income was $9.8 million compared to $19.7 million for the fourth quarter of 2009.  Non-GAAP operating income excluding restructuring expenses and pre-acquisition reserve adjustments was $16.1 million, or 6.8% of net revenues.  Non-GAAP operating income for the fourth quarter of 2009 was $23.9 million, or 10.1% of net revenues.  (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

•	Restructuring expenses were $5.4 million due primarily to the initial stages of our selling, general, and administrative restructuring plan.

•	Selling, general and administrative expenses include $0.8 million in expense resulting from an adjustment to pre-acquisition reserves.

•	Effective tax rate was an expense of 3.5% compared to a benefit of 5.1% for the fourth quarter of 2009.

•	Cash flow provided by operating activities was $18.9 million compared to cash flow provided by operating activities of $60.6 million for the fourth quarter of 2009.

•
At December 26, 2010, cash and cash equivalents were $173.8 million compared to $162.1 million at December 27, 2009, and total debt was $141.9 million compared to $116.9 million at December 27, 2009. Capital expenditures were $7.4 million for the fourth quarter of 2010.

Outlook for 2011

Based on an assessment of current market conditions, Checkpoint is providing guidance for 2011.  This guidance does not include the impact of unusual charges, such as additional restructuring expenses that the Company may incur during the year, and assumes a continuation of current exchange rates. This guidance includes the impact of Shore to Shore, Inc. commencing in the second quarter.

•	Net revenues are expected to be in the range of $910.0 million to $950.0 million.

•	Non-GAAP diluted net earnings per share attributable to Checkpoint Systems, Inc. are expected to be in the range of $1.27 to $1.41.

•	Non-GAAP operating income margin is expected to be in the range of 7.7% to 8.4%.

•	An annualized tax rate is expected to be in the range of 20% to 23%.

•	Free cash flow (cash flow from operations less capital expenditures) is expected to be in the range of $35.0 million to $45.0 million.

Checkpoint Systems will host a conference call today, February 22, 2011, at 11:00 AM Eastern Time, to discuss its 2010 fourth quarter and full year results.  The conference call will be simultaneously broadcast live over the Internet.  Listeners may access the webcast at http://ir.checkpointsystems.com.  A replay will be available following the event.

Checkpoint Systems, Inc.

Checkpoint Systems is a global leader in shrink management, merchandise visibility and apparel labeling solutions.  Checkpoint enables retailers and their suppliers to reduce shrink, improve shelf availability and leverage real-time data to achieve operational excellence.  Checkpoint solutions are built upon 40 years of RF technology expertise, diverse shrink management offerings, a broad portfolio of apparel labeling solutions, market-leading RFID applications, innovative high-theft solutions and its Web-based Check-Net® data management platform.  As a result, Checkpoint customers enjoy increased sales and profits by improving supply-chain efficiencies, by facilitating on-demand label printing and by providing a secure open-merchandising environment enhancing the consumer’s shopping experience.  For more information, visit www.checkpointsystems.com.

Caution Regarding Forward-Looking Statements

This press release includes information that constitutes forward-looking statements.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.”  By their nature, forward-looking statements address matters that are subject to risks and uncertainties.  Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include: satisfaction of applicable closing conditions in our agreement to acquire the Shore to Shore business; our ability to integrate this and other acquisitions and to achieve our financial and operational goals for our acquisitions; changes in international business conditions; foreign currency exchange rate and interest rate fluctuations; lower than anticipated demand by retailers and other customers for our products; slower commitments of retail customers to chain-wide installations and/or source tagging adoption or expansion; possible increases in per unit product manufacturing costs due to less than full utilization of manufacturing capacity as a result of slowing economic conditions or other factors; our ability to provide and market innovative and cost-effective products; the development of new competitive technologies; our ability to maintain our intellectual property; competitive pricing pressures causing profit erosion; the availability and pricing of component parts and raw materials; possible increases in the payment time for receivables as a result of economic conditions or other market factors; changes in regulations or standards applicable to our products; the ability to implement cost reduction in field service, sales, and general and administrative expense, and our manufacturing and supply chain operations without significantly impacting revenue and profits; our ability to maintain effective internal control over financial reporting; and additional matters disclosed in our Securities and Exchange Commission filings.  We do not undertake to update our forward-looking statements, except as required by applicable securities laws.

Checkpoint Systems, Inc.
Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Quarter (13 weeks) Ended		Twelve Months (52 weeks) Ended
	December 26, 2010	December 27, 2009	December 26, 2010	December 27, 2009

Net revenues	$ 235,542	$ 237,777	$ 834,498	$ 772,718
Cost of revenues	142,088	135,388	487,850	441,434
Gross profit	93,454	102,389	346,648	331,284

Selling, general, and administrative expenses	72,473	72,925	275,282	262,649
Research and development	5,731	5,543	20,507	20,354
Restructuring expenses	5,401	4,189	8,211	5,401
Litigation settlement	−	−	−	1,300
Operating income	9,849	19,732	42,648	41,580
Interest income	910	631	3,118	1,971
Interest expense	1,782	2,323	6,507	7,386
Other gain (loss), net	(953)	(476)	(2,237)	(180)
Earnings from operations before income taxes	8,024	17,564	37,022	35,985
Income taxes	280	(900)	9,767	10,290
Net earnings	7,744	18,464	27,255	25,695
Less: (loss) attributable to noncontrolling interests	−	(115)	(116)	(447)
Net earnings attributable to Checkpoint Systems, Inc.	$ 7,744	$ 18,579	$ 27,371	$ 26,142
Net earnings attributable to Checkpoint Systems, Inc., per Common Shares:

Basic earnings per share	$ 0.19	$ 0.47	$ 0.69	$ 0.67

Diluted earnings per share	$ 0.19	$ 0.47	$ 0.68	$ 0.66

Checkpoint Systems, Inc.
Summary Consolidated Balance Sheet
(amounts in thousands)

	December 26, 2010	December 27, 2009
(unaudited)

Cash and Cash Equivalents	$ 173,802	$ 162,097
Working Capital	$ 298,794	$ 241,809
Current Assets	$ 512,829	$ 482,690
Total Debt	$ 141,949	$ 116,872
Total Equity	$ 584,291	$ 558,554
Total Assets	$ 1,035,273	$ 1,024,233

Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulation G

Checkpoint Systems, Inc. reports financial results in accordance with U.S. GAAP and herein provides some Non-GAAP measures.  These Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures.  These Non-GAAP measures are intended to supplement the Company's presentation of its financial results that are prepared in accordance with GAAP.  The Company uses the Non-GAAP measures presented to evaluate and manage the Company's operations internally.  The Company is also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow the Company.

Set forth below is a reconciliation of the Non-GAAP financial measures used in this release to the most directly comparable measures based on GAAP.

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(amounts in thousands, except percents)
(unaudited)

	Quarter (13 weeks) Ended		Twelve Months (52 weeks) Ended
Reconciliation of GAAP to Non-GAAP Operating Income:	December 26, 2010	December 27, 2009	December 26, 2010	December 27, 2009

Net revenues	$ 235,542	$ 237,777	$ 834,498	$ 772,718

GAAP operating income	9,849	19,732	42,648	41,580

Non-GAAP adjustments:

Pre-acquisition reserve adjustment	812	−	812	−
Restructuring expenses	5,401	4,189	8,211	5,401
Litigation settlement	−	−	−	1,300
Adjusted Non-GAAP operating income	$ 16,062	$ 23,921	$ 51,671	$ 48,281

GAAP operating margin	4.2%	8.3%	5.1%	5.4%
Adjusted Non-GAAP operating margin	6.8%	10.1%	6.2%	6.2%

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures continued
(amounts in thousands, except per share data)
(unaudited)

	Quarter (13 weeks) Ended		Twelve Months (52 weeks) Ended
Reconciliation of GAAP to Non-GAAP Earnings attributable to Checkpoint Systems, Inc.:	December 26, 2010	December 27, 2009	December 26, 2010	December 27, 2009

Earnings attributable to Checkpoint Systems, Inc., as reported	$ 7,744	$ 18,579	$ 27,371	$ 26,142

Non-GAAP adjustments:

Pre-acquisition reserve adjustment, net of tax	812	−	812	−
Restructuring expenses, net of tax	4,174	3,145	6,204	4,045
Litigation settlement, net of tax	−	−	−	801
Pre-acquisition tax reserve adjustment	1,730	−	1,730	−
Valuation allowance adjustment	−	1,667	4,261	5,262
Adjusted net earnings attributable to Checkpoint Systems, Inc.	$ 14,460	$ 23,391	$ 40,378	$ 36,250

Reported diluted shares	40,687	39,757	40,445	39,552

Adjusted diluted shares	40,687	39,757	40,445	39,552

Reported net earnings attributable to Checkpoint Systems, Inc., per share – diluted	$ 0.19	$ 0.47	$ 0.68	$ 0.66

Adjusted net earnings attributable to Checkpoint Systems, Inc., per share – diluted	$ 0.36	$ 0.59	$ 1.00	$ 0.92